Exhibit 10 (xvi)

                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

         This Second Amendment to Loan and Security Agreement is made this 12th day of September, 2001 by and between CONGRESS FINANCIAL CORPORATION, a Delaware corporation ("Lender") and BONTEX, INC., a Virginia corporation ("Borrower").

                                    RECITALS

         Borrower and Lender entered into a certain Loan and Security Agreement dated January 26, 2000 (together with all amendments, modifications, addenda and supplements, the "Loan Agreement") and related documents, evidencing certain financing arrangements between Lender and Borrower as more particularly described therein.

         Borrower and Lender entered into an Amendment to Loan and Security Agreement on November 13, 2000 (the "First Amendment").

         Borrower has requested certain additional modifications to the terms and conditions of the Loan Agreement. Lender is willing to make the said modifications, subject to the terms and conditions of this Amendment ("Amendment").

         In addition, Borrower is not in compliance with certain financial covenants in the Loan Agreement and has requested Lender to waive such noncompliance, and Lender has agreed to such waiver in accordance with the terms of this Amendment.

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, as of the date hereof (unless an earlier date is specified herein), that the Loan Agreement is amended, as follows:

         1. DELETED PROVISIONS. The following provisions of the Loan Agreement are hereby deleted:

                  (a) Section 1.14 and all references in the Loan Agreement to "Eurodollar Rate Loans";

                  (b) Section 1.15, and all references in the Loan Agreement to "Eurodollar Rate";

                  (c) Section 1.22, and all references in the Loan Agreement to "Interest Period";

                  (d)      Section 3.1(b) and 3.1(c); and

                  (e)      Section 3.5.




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         2.       AMENDMENT TO REVOLVING LOAN PROVISIONS.

                  (a) Section 2.1 of the Loan Agreement is hereby amended to read as follows:

                           "2.1     Revolving Loans.

                           (a) Subject to and upon the terms and conditions
                  herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower in an aggregate amount equal to the sum of:

                                    (i)   eighty-five percent (85%) of the Net
                  Amount of Eligible Accounts, plus

                                    (ii)  eighty-five percent (85%) of the Net
                  Amount of eligible Letter of Credit Accounts, plus

                                    (iii) the lesser of: (A) the sum of (I) the
                  lesser of eighty-five percent (85%) of the net orderly liquidation value or fifty-six percent (56%) of the Value of Eligible Inventory consisting of finished goods (but not to exceed $750,000) plus (II) the lesser of eighty-five (85%) of the net orderly liquidation value or twelve percent (12%) of the Value of Eligible Inventory consisting of raw materials for such finished goods (but not to exceed $250,000); or (B) One Million Dollars ($1,000,000); less

                                    (iv)  any Availability Reserves."

                  (b) Section 2.3, as amended, of the Loan Agreement is hereby further amended by deleting the amount "$425,000", and substituting in lieu thereof the amount "$400,000".

         3. INTEREST RATE. Section 1.23 of the Loan Agreement is hereby amended to read as follows:

                  "1.23 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of two percent (2.0%) per annum in excess of the Prime Rate, whether such rate is higher or lower than any rate previously quoted to Borrower."

         4.       AMENDMENT TO COLLATERAL REPORTING PROVISIONS

                  (a) Subsection 7.3(d) of the Loan Agreement is hereby amended by deleting the word "once" and substituting in lieu thereof the word "twice".

                  (b) Subsection 7.4(a) of the Loan Agreement is hereby amended to read as follows:

                           "(a) upon Lender's request, Borrower shall, at its
expense, no more than



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once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender;"

         5. NET WORTH COVENANT. Section 9.14 of the Loan Agreement is hereby amended to read as follows:

                  "9.14. Adjusted Tangible Net Worth. Borrower shall continuously maintain Adjusted Tangible Net Worth of not less than Five Million Dollars ($5,000,000) from July 1, 2001 through December 31, 2001, not less than Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) from January 1, 2002 through March 31, 2002, and Five Million Five Hundred Thousand Dollars ($5,500,000) from April 1, 2002 and at all times thereafter."

         6. FEE. This Amendment is conditioned on the payment by Borrower to Lender of a loan modification supplemental closing fee of $20,000, which shall be fully earned as of the date hereof. Borrower authorizes Lender to extend a Revolving Loan for such supplemental closing fee, subject to the terms and conditions contained in the Loan Agreement.

         7. COVENANT NONCOMPLIANCE WAIVER. Borrower acknowledges that as of the date of this Amendment, Borrower is not in compliance with the requirements of Section 9.14 of the Loan Agreement. Effective upon payment in full of the amount set forth in Section 6 hereof, and in consideration thereof, Lender waives such noncompliance through June 30, 2001. Lender's agreement to waive such noncompliance shall not constitute a waiver of any other event which may constitute an Event of Default or obligate Lender to any future waiver of any Event of Default.

         8. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to, and covenants with, Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lender to Borrower:

                  (a) No Event of Default exists, and, with the exception of those matters described in Schedule A attached hereto (which disclosure shall not be construed as Lender's waiver of such Event of Default), no act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment (after giving effect to the amendments to the Loan Agreement made by this Amendment);

                  (b) This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms;



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                  (c)      Borrower has taken all necessary corporate action to
authorize the execution, delivery and performance of this Amendment;

                  (d) This Amendment is, or when executed by Borrower and delivered to Lender, will be, duly executed and constitute a valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

                  (e) The execution by Borrower and delivery to Lender of this Amendment is not and will not be in contravention of any order of any court or other agency of government, law or any other indenture or agreement to which wither Borrower is bound or the Articles of Incorporation or bylaws of Borrower to be in conflict with, or result in a breach of, or constitute (with due notice and/or passage of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge, encumbrance of any nature on any property of Borrower.

         9. Except as expressly amended herein, the terms and conditions of the Loan Agreement are hereby reaffirmed and ratified in all respects, and Borrower reaffirms each of the representations and warranties under the Loan Agreement made by it, as if said representations and warranties were made and given on and as of the date hereof.

         10. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts (including by facsimile transmission of executed signature pages hereto), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereof.

         IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed on and as of the date and year first above written.



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LENDER                                             BORROWER
------                                             --------
CONGRESS FINANCIAL                                 BONTEX, INC.
  CORPORATION


By:  /s/ Cindy B. Denbaum                          By: /s/ Jeffrey C. Kostelni
Title: VP                                          Title: CFO

Address:                                           Address:
-------                                            -------

1133 Avenue of the Americas                        One Bontex Drive
New York, NY 10036                                 Buena Vista, Virginia 24116




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                                   SCHEDULE A

1.       Tax Issue at Bontex SA:

         During fiscal year 2000, the Ministere Des Finances, the Belgian tax authority, completed an examination of Bontex S.A.'s, the Company's Belgian subsidiary, tax returns for 1997, 1998 and 1999 and extended the tax examination to 1995 and 1996 based on certain items. Bontex S.A. has received notices of proposed tax adjustments to these tax returns. The proposed tax adjustments arise from items which are considered disallowed expenses by tax authorities, including commissions paid to certain distributors and clients, certain travel expenses and various smaller items including allowances for doubtful receivables and certain insurance premiums. The proposed tax adjustments by the Belgian authorities approximate $820,000. The Company believes, based in part on written opinion of external counsel, it has meritorious legal defenses to many of the claims and the Company intends to defend such claims. The Company's best estimate of the most likely amount payable for the foregoing tax matters is $239,000, and accordingly, a provision for this amount has been accrued at June 30, 2001 and 2000. Similar deductions relating to the year ended June 30, 2000 that in light of the current information may be disallowed have been treated as disallowed expenses in the calculation of the current year's tax provision. The Company's actual liability pursuant to the foregoing examination may exceed $239,000, and such excess liability could adversely affect the Company's financial condition.


2.       Normal EPA matters:

         As with other related manufacturers, the Company is subject to regulations by various federal, state, foreign and local agencies concerning compliance with environmental control statutes. These regulations impose limitations on the use of chemicals in manufacturing processes and discharge of effluent and emissions into the environment, and establish standards for solid and hazardous waste disposal, treatment, and storage, as well as require the Company to obtain and operate in compliance with the conditions of environmental permit. The Company believes that it is in substantial compliance with such existing domestic and foreign environmental statues and regulations. Failure to comply with applicable environmental control standards could result in interruption of operations or could require additional expenditures at these facilities.

         In recent years, various agencies have increased their screening and testing the effects of chemicals or mixtures, including those that occur naturally. The Company's product formulations, in some instances, may include compounds that are or will be subject to these tests. The Company continually devotes significant resources to improve product formulation for, among other things, comfort, health, cost, quality and other performance features.

         The Company has made and intends to continue to make capital investments, operating expenditures, and production adjustments in connection with compliance with environmental laws and regulations. Since the Company is essentially comprised of two fiberboard plants, Bontex USA and Bontex S.A., water quality discharge remains the primary environmental concern. Both plants are operating new waste water treatment facilities, which the Company believes to be operating

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within compliance of applicable environmental requirements. Also, the actual costs of future environmental compliance may differ from projected costs due to, among other things, continued emergence of newer environmental laws and regulations and improving efficiencies in environmental control or process technology developments.

         Bontex USA received a renewal of its 5-year wastewater discharge permit on April 2, 2001. The new permit allows for an average of discharge limits that were previously point limits. In addition, the zinc limit was removed from the permit by the regulatory authorities as zinc was deemed not to be a component significantly contributing to wastewater impact. The new permit will require the Company to expand its wastewater treatment facility to increase the capacity of its equalization tank. The Company expects to start the expansion this Summer and complete it by the end of the calendar year. Prior to receiving the new permit, the Company had received a Notice of Violation from the Virginia Department of Environmental Quality (DEQ) dated March 14, 2001 regarding its discharge of wastewater. In general, DEQ stated in the Notice of Violation that it had reason to believe that the Company's plant in Buena Vista, Virginia, may be out of compliance with wastewater discharge limitations. The Company expects that this notice of Violation will result in a consent agreement with DEQ but will not result in monetary damages that would have a material adverse effect on the Company's financial condition, liquidity or results of operations.




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